UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

                       Date of Report: September 27, 1999


                             WILD OATS MARKETS, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                     0-21577                 84-1100630
(State or other jurisdiction of  Commission Files Number     (I.R.S. Employer
incorporation or organization)                            Identification Number)

                               3375 Mitchell Lane
                             Boulder, Colorado 80301
          (Address of principal executive offices, including zip code)

                                 (303) 440-5220
              (Registrant's telephone number, including area code)

                                TABLE OF CONTENTS

                                                                      Page

Item 5.  Other Events.                                                 1

Item 7.  Financial Statements and Exhibits.                            1

SIGNATURES                                                             2

Item 5.  Other Events

On September 27, 1999, Wild Oats Markets, Inc. (the "Company") acquired all of the outstanding capital stock of Henry's Marketplace, Inc. ("Henry's") from its shareholders in exchange for 1,400,193 shares of the Company's $0.001 par value common stock. Henry's operates 11 natural foods markets in the San Diego, California metropolitan area, with one site in development. The transaction was accounted for as a pooling of interests, and accordingly, the Company's supplemental combined financial statements for all periods presented include the operations of Henry's for the respective years, adjusted to conform with the Company's accounting policies and presentation.

The following supplemental combined financial statements are filed as a part of this report:

         Item                                                               Page

Audited supplemental combined financial statements of Wild Oats
Markets, Inc.

  Report of PricewaterhouseCoopers LLP, Independent Accountants                3
  Independent Auditors' Report of KPMG LLP                                     4
  Supplemental Combined Statement of Operations for the Three Years
     Ended January 2, 1999                                                     5
  Supplemental Combined Balance Sheet as of January 2, 1999 and
     December 27, 1997                                                         6
  Supplemental Combined Statement of Changes in Stockholders'
     Equity (Deficit) for the Three Years Ended January 2, 1999                7
  Supplemental Combined Statement of Cash Flows for the Three Years
     Ended January 2, 1999                                                     8
  Notes to the Supplemental Combined Financial Statements                   9-20

Unaudited supplemental combined interim financial statements of Wild Oats Markets, Inc.

  Supplemental Combined Statement of Operations for
     the Six-Month Periods Ended July 3, 1999 and June 27, 1998               21
  Supplemental Combined Balance Sheet as of July 3, 1999                      22
  Supplemental Combined Statement of Cash Flows for
     the Six-Month Periods Ended July 3, 1999 and June 27, 1998               23
  Notes to Unaudited Supplemental Combined Interim Financial
     Statements                                                            24-26

Item 7.  Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

    Not applicable.

(b) Pro Forma Financial Information

    Not applicable.

(c) Exhibits

The following exhibits to this Form 8-K are filed pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit Number   Description of Document

2.1              Stock Purchase  Agreement between Henry's  Marketplace,  Inc., the selling shareholders and Registrant dated July 27, 1999
2.2              Letter Agreement amending Stock Purchase Agreement
23.1             Consent of KPMG LLP
27.1             Financial Data Schedule - December 27, 1997
27.2             Financial Data Schedule - January 2, 1999
27.3             Financial Data Schedule - July 3, 1999

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 29th day of September, 1999.

                             Wild Oats Markets, Inc.

                             By  /s/ Mary Beth Lewis
                                 Mary Beth Lewis
                                 Executive Officer and Chief Financial Officer (Principal Financial and Accounting Officer)

Report of Independent Accountants

To the Board of Directors and Stockholders of Wild Oats Markets, Inc.

In our opinion, based upon our audits and the report of other auditors, the accompanying supplemental combined balance sheets and the related supplemental combined statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Wild Oats Markets, Inc. and its subsidiaries at January 2, 1999 and December 27, 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Henry's Marketplace, Inc., which statements reflect total assets of $10,930,032 at December 27, 1998, and total revenues of $81,025,852 for the fifty-two weeks ended December 27, 1998. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Henry's Marketplace, Inc. as of and for the fifty-two weeks ended December 27, 1998, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

As described in Note 2, on September 27, 1999, the Company merged with Henry's Marketplace, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplemental combined financial statements give retroactive effect to the merger of the Company with Henry's Marketplace, Inc. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

PricewaterhouseCoopers LLP

Denver, Colorado
January 29, 1999,
 except as to the pooling of interests
 with Henry's Marketplace, Inc., which
 is as of September 27, 1999

                          Independent Auditors' Report


The Board of Directors
Henry's Marketplace, Inc.


We have audited the balance sheet of Henry's Marketplace, Inc. as of December 27, 1998, and the related statements of earnings, stockholders' equity and cash flows for the fifty-two weeks ended December 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Henry's Marketplace, Inc. as of December 27, 1998, and the results of its operations and its cash flows for the fifty-two weeks ended December 27, 1998, in conformity with generally accepted accounting principles.


                                    KPMG LLP
San Diego, California
February 5, 1999

SUPPLEMENTAL COMBINED STATEMENT OF OPERATIONS
 (In thousands, except per-share amounts)

 For the Fiscal Year Ended                            January 2,               December 27,              December 28,
                                                         1999                      1997                      1996
- ---------------------------------------------------------------------------------------------------------------------------

Sales                                                 $479,883                  $383,853                   $253,606
Cost of goods sold and occupancy costs                 333,944                   268,059                    175,698
                                                      --------                  --------                   --------
Gross profit                                           145,939                   115,794                     77,908
Operating expenses:
   Direct store expenses                                99,534                    85,280                     58,928
   Selling, general and administrative expenses         19,630                    14,083                     10,558
   Pre-opening expenses                                  3,277                     1,149                      1,863
   Non-recurring expenses                                  393                        --                      7,035
                                                      --------                  --------                   --------
        Income (loss) from operations                   23,105                    15,282                       (476)
Interest income                                            975                       309                         95
Interest expense                                          (780)                     (687)                    (1,327)
                                                      --------                  --------                   ---------
        Income (loss) before income taxes               23,300                    14,904                     (1,708)
        Income tax expense (benefit)                     7,793                     5,457                       (156)
                                                      --------                  --------                   ---------
Net income (loss)                                     $ 15,507                  $  9,447                   $ (1,552)

Other comprehensive income:
   Foreign currency translation adjustment, net             22                       (46)                       (85)
                                                      --------                  --------                   ---------
Comprehensive income (loss)                           $ 15,529                  $  9,401                   $ (1,637)
                                                      ========                  ========                   =========

Pro forma net income (loss) (Note 16)                 $ 14,011                  $  8,823                   $ (2,248)
Accretion of redeemable preferred stock                                                                       2,396
                                                      --------                  --------                   ---------
Pro forma net income (loss)
   allocable to common stock                          $ 14,011                  $  8,823                   $ (4,644)
                                                      ========                  ========                   =========
Basic Net Income (Loss) per share                     $ 1.08                    $   0.79                   $  (0.61)
                                                      --------                  --------                   ---------
Diluted Net Income (Loss) per share                   $ 1.05                    $   0.76                   $  (0.61)
                                                      --------                  --------                   ---------
Pro Forma Basic Net Income (Loss)
               per share                              $ 0.98                    $   0.74                   $  (0.72)
                                                      --------                  --------                   ---------
Pro Forma Diluted Net Income (Loss)
               per share                              $ 0.95                    $   0.71                   $  (0.72)
                                                      --------                  --------                   ---------
Weighted average common shares
  outstanding:
               Basic                                    14,367                    11,968                      6,478
               Assuming dilution                        14,793                    12,357                      6,478

The accompanying notes are an integral part of these supplemental combined financial statements.

 SUPPLEMENTAL COMBINED BALANCE SHEET
 (In thousands, except share amounts)
                                                                       January 2,                    December 27,
                                                                          1999                           1997
- ---------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                            $ 11,348                      $ 46,784
   Inventories, net                                                       31,867                        24,623
   Accounts receivable (net of allowance
       for doubtful accounts of $159 and $214, respectively)               2,155                         1,026
   Income tax receivable                                                                                   317
   Prepaid expenses and other current assets                               2,298                         1,096
   Deferred income taxes                                                     812                         1,447
                                                                        --------                      --------
        Total current assets                                              48,480                        75,293
Property and equipment, net                                              103,990                        63,291
Intangible assets, net                                                    56,018                        44,712
Deposits and other assets                                                  1,282                         1,255
                                                                        --------                      --------
                                                                        $209,770                      $184,551
                                                                        ========                      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                     $ 31,952                      $ 25,356
   Accrued liabilities                                                    13,570                        13,018
   Notes payable                                                           3,150                            --
   Current portion of long-term obligations                                1,384                         1,385
                                                                        --------                      --------
        Total current liabilities                                         50,056                        39,759
Long-term debt                                                             2,675                         4,157
Deferred income taxes                                                      1,958                         2,187
Other long-term obligations                                                1,582                         1,064
                                                                        --------                      --------
                                                                          56,271                        47,167
                                                                        --------                      --------
Commitments and contingencies (Notes 10 and 11)
  Stockholders' equity:
   Preferred stock; $0.001 par value; 5,000,000 shares authorized;
    no shares issued and outstanding
   Common stock; $0.001 par
    value; 20,000,000 shares authorized; 14,478,077 and
    14,146,164 issued and outstanding, respectively                           14                            14
   Additional paid-in capital                                            142,446                       138,483
   Retained earnings (accumulated deficit)                                11,148                          (982)
   Accumulated other comprehensive income                                  (109)                          (131)
                                                                        --------                      ---------
        Total stockholders' equity                                       153,499                       137,384
                                                                        --------                      --------
                                                                        $209,770                      $184,551
                                                                        ========                      ========

The accompanying notes are an integral part of these supplemental combined financial statements.


 SUPPLEMENTAL COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
 (In thousands, except share and per-share amounts)

                                                                                             Retained    Accumulated   Total
                                           Common Stock       Treasury Stock    Additional   Earnings    Other         Stockholders'
                                          -------------       ---------------    Paid-in    (Accumulated Comprehensive Equity
                                          Shares  Amount      Shares   Amount     Capital    Deficit)    Income        (Deficit)
                                          ------  ------      ------   ------   ----------   ----------------------------------

Balance at December 30, 1995             5,485,154    $5      602,387 $(5,349)  $  3,320     $ (3,185)               $ (5,209)
Equity transactions of pooled companies                                            1,215       (1,643)                   (428)
Issuance of common stock
   ($11.13 per share)                    1,175,132     1                          13,086                               13,087
Initial public offering of
   common stock ($16.67 per share),
   net of issuance costs                 2,100,000     2                          31,400                               31,402
Accretion of redeemable
   preferred stock                                                                             (2,396)                 (2,396)
Conversion of redeemable convertible
   preferred stock into shares of
   common stock                          3,484,213     3                          43,099                               43,102
Issuance of stock options                                                          1,109                                1,109
Common stock options exercised
   ($4.70 to $11.40 per share)              76,380                                   298                                  298
Repurchase of common stock                                      5,028     (42)                                            (42)
Retirement of treasury stock              (607,415)          (607,415)  5,391     (5,391)
Net loss                                                                                       (1,552)                 (1,552)
Foreign currency translation
   adjustment                                                                                            $  (85)          (85)
                                        ----------   ---     -------- -------   ---------    --------    -------      -------
Balance at December 28, 1996            11,713,464    11            -       -     88,136       (8,776)      (85)       79,286
Equity transactions of pooled
   companies                                                                                   (1,653)                 (1,653)
Issuance of common stock
   ($10.67 to $14.17 per share)            101,564                                 1,117                                1,117
Public offering of common stock
   ($22.48 per share), net of
   issuance costs                        2,083,542     2                          46,536                               46,538
Common stock options and warrants
   exercised ($2.65 to $12.67
   per share)                              247,594     1                           2,694                                2,695
Net income                                                                                      9,447                   9,447
Foreign currency translation
   adjustment                                                                                               (46)          (46)
                                        ----------   ---     -------- -------   --------     --------    -------      -------
Balance at December 27, 1997            14,146,164    14            -       -    138,483         (982)     (131)      137,384
Pooling-of-interests transactions          133,363                                    60          188                     248
Equity transactions of pooled
   companies                                                                                   (3,565)                 (3,565)
Issuance of common stock
   ($14.45 to $30.50 per share)             46,564                                 1,096                                1,096
Common stock options exercised
   ($4.70 to $24.00 per share)             151,986                                 2,807                                2,807
Net income                                                                                     15,507                  15,507
Foreign currency translation
   adjustment                                                                                                22           22
                                        ----------   ---     -------- -------   --------     --------    -------      ------
Balance at January 2, 1999              14,478,077   $14            - $     -   $142,446     $ 11,148    $ (109)     $153,499
                                        ==========   ===     ======== =======   ========     ========    =======     ========


The accompanying notes are an integral part of these supplemental combined financial statements.

 SUPPLEMENTAL COMBINED STATEMENT OF CASH FLOWS
 (In thousands)

 Fiscal Year Ended                                                         January 2,      December 27,      December 28,
                                                                              1999             1997              1996
- ------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                           $15,507          $ 9,447           $(1,552)
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
   Write-off of assets in non-recurring expenses                                                                 5,746
   Depreciation and amortization                                             15,047           10,656             7,754
   Loss (gain) on disposal of property and equipment and
      settlement of property-related obligations                               (580)          (1,060)              110
   Deferred tax provision (benefit)                                             406            1,737              (863)
   Deferred severance                                                                            476
Change in assets and liabilities:
   Inventories                                                               (5,635)          (3,697)           (5,008)
   Receivables and other assets                                              (2,271)            (593)             (777)
   Accounts payable                                                           6,627            4,527             3,181
   Accrued liabilities                                                        2,046            1,045             5,284
                                                                            --------         -------           -------
       Net cash provided by operating activities                             31,147           22,538            13,875
                                                                            -------          -------           -------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                        (55,197)         (26,482)          (17,193)
Payment for purchase of acquired
   entities, net of cash acquired                                           (10,481)         (14,003)          (14,043)
Proceeds from sale of property and equipment                                  2,894              566
                                                                            -------          -------           -------
       Net cash used by investing activities                                (62,784)         (39,919)          (31,236)
                                                                            -------          --------          -------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on line of credit                                                                                     (12,486)
Payments on long-term debt                                                   (2,239)          (2,996)           (3,285)
Principal payments under capitalized leases                                                      (60)              (88)
Proceeds from notes payable and long-term debt                                  376            1,661             3,455
Proceeds from issuance of redeemable preferred stock, net                                                       16,068
Proceeds from issuance of common stock, net                                   2,003           49,705            31,700
Distribution to stockholders                                                 (3,565)          (1,653)           (1,643)
Purchase of treasury stock                                                                                         (42)
Bank overdraft                                                                 (436)             (89)
                                                                            -------          -------           -------
     Net cash provided (used) by financing activities                        (3,861)          46,568            33,679
                                                                            -------          -------           -------
Effect of exchange rates on cash                                                 62              (46)              (85)
                                                                            -------          -------           -------
Net increase (decrease) in cash and cash equivalents                        (35,436)          29,141            16,233
Cash and cash equivalents at beginning of year                               46,784           17,643             1,410
                                                                            -------          -------           -------
Cash and cash equivalents at end of year                                    $11,348          $46,784           $17,643
                                                                            =======          =======           =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                                      $648             $619            $1,349
                                                                          ==========        =========          =======
   Cash paid for income taxes                                                $6,326           $2,469            $1,027
                                                                          ==========        =========          =======
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Short-term note payable issued for business acquisition                   $3,150
   Common stock issued in relation to prior year business acquisition          $488                               $269
                                                                          ==========                           =======
   Preferred stock, common stock and options issued and total debt
        and liabilities incurred and assumed in acquisitions                                  $3,400           $35,500
                                                                                            =========          =======
   Conversion of preferred stock into common stock                                                             $43,100
                                                                                                               =======
   Accretion of preferred stock                                                                                 $2,400
                                                                                                               =======

In addition, the Company issued 133,363 shares as consideration for pooling-of-interests transactions in 1998.

 The accompanying notes are an integral part of these supplemental combined financial statements.

 NOTES TO THE SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

 1. Organization and Summary of Significant Accounting Policies

Organization
Wild Oats Markets, Inc. ("Wild Oats" or the "Company"), headquartered in Boulder, Colorado, owns and operates natural foods supermarkets in the United States and Canada. The Company also operates bakeries, commissary kitchens, and warehouses that supply the retail stores. The Company's operations are concentrated in one market segment--grocery stores--and are geographically concentrated in the western and central United States. Management considers a downturn in this market segment and geographic location to be unlikely.

Basis of Presentation
Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

Principles of Consolidation
The Company's supplemental combined financial statements include the accounts of the Company and its wholly-owned subsidiaries, Alfalfa's Canada, Inc. and Wild Oats Markets Canada, Inc. All significant intercompany accounts and transactions have been eliminated. As more fully described in Note 2, on September 27, 1999, Henry's Marketplace, Inc. ("Henry's") was merged with and into the Company in a transaction accounted for as a pooling of interests. The accompanying supplemental combined financial statements have been restated to include the accounts of Henry's for all periods presented.

Fiscal Year
The Company reports its financial results on a 52- or 53-week fiscal year ending on the Saturday closest to December 31. Each fiscal quarter consists of a 13-week period, with one 14-week period in a 53-week year. Fiscal year 1998 was a 53-week period, and fiscal years 1997 and 1996 were 52-week periods. Henry's fiscal year ends on the Sunday nearest December 31. Fiscal years 1998, 1997 and 1996 for Henry's were 52-week periods. The effect of consolidation of these fiscal periods with the fiscal periods of the Company for all periods presented is not considered material.

Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Such cash equivalents aggregated $2.1 million and $40.2 million at January 2, 1999 and December 27, 1997, respectively.

Inventories
Inventories consisting of products held for sale are stated at the lower of cost (first-in, first-out) or market, as determined by the retail inventory method.

Depreciation and Amortization
Property and equipment are recorded at cost. Depreciation is computed using straight-line or accelerated methods over the estimated useful lives of the respective assets (three to seven years). Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the asset or the lease term. Maintenance and repairs are expensed as incurred, and improvements are capitalized.

Intangible Assets
Intangible assets consist primarily of goodwill, which is amortized using the straight-line method over 30 to 40 years, and are shown net of accumulated amortization of $4.4 million and $2.8 million at January 2, 1999 and December 27, 1997, respectively. The carrying value of goodwill is assessed for recoverability by management based on an analysis of undiscounted expected future cash flows from the related acquired entities. The Company believes that there has been no impairment thereof as of January 2, 1999.

Pre-Opening Expenses
Pre-opening expenses are included in other current assets and consist primarily of labor costs, rent, utilities, supplies, and other expenses incurred in connection with the opening of a new store. Through fiscal 1998, pre-opening expenses were deferred until the store's opening date, at which time such costs were expensed in full. Beginning in fiscal 1999, pre-opening expenses will be recognized as incurred.

Advertising
Advertising is expensed as incurred. Advertising expense was $5.8 million, $6.1 million, and $4.5 million for 1998, 1997 and 1996, respectively.

Fair Value of Financial Instruments
The carrying amounts of the Company's financial instruments, including cash and cash equivalents, short-term trade receivables and payables and long-term debt, approximate their fair values.

Use of Estimates
The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the supplemental combined financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currency Translation
The functional currency for the Company's Canadian subsidiary is the Canadian dollar. Translation into U.S. dollars is performed for assets and liabilities at the exchange rate as of the balance sheet date. Income and expense accounts are translated at average exchange rates for the year. Adjustments resulting from the translation are reflected as a separate component of stockholders' equity.

Pro Forma Income Taxes
In fiscal 1999, the Company merged with Henry's in a pooling of interests transaction (see Note 2), which included entities that were previously not taxable and, accordingly, any income tax liabilities for the periods prior to the merger are the responsibility of the previous owner. For purposes of these supplemental combined financial statements, federal and state income taxes have been provided as a pro forma adjustment as if the acquired entity had filed C Corporation tax returns for all periods presented (see Note 16).

Earnings Per Share
Basic earnings per share is based on the weighted-average number of common shares outstanding, and diluted earnings per share is based on the weighted-average number of common shares outstanding and all dilutive potential common shares outstanding, except where the effect of their inclusion would be antidilutive (i.e., in a loss period) and is calculated using net income and pro forma net income (net income after giving effect to the pro forma tax adjustment discussed above). A reconciliation of the basic and diluted per-share computations is as follows (in thousands, except per-share data):

                                          Jan. 2,     Dec. 27,      Dec. 28,
Fiscal Year Ended                          1999         1997          1996
- ------------------                       ---------    ---------     --------
Basic earnings (loss) per
 common share computation:
Net income (loss) allocable
 to common stock                          $15,507       $ 9,447     $(3,948)
Pro forma net income (loss) allocable to
 common stock                              14,011       $ 8,823      (4,644)
Weighted average common shares issued      14,367        11,968       6,478
                                          -------       -------     -------
Earnings (loss) per common share          $  1.08       $  0.79     $ (0.61)
                                          =======       =======     =======
Pro forma earnings (loss)
per common share                          $  0.98       $  0.74     $ (0.72)
                                          =======       =======     =======

Diluted earnings (loss) per
 common share computation:
Net income (loss) allocable
 to common stock                          $15,507       $ 9,447     $(3,948)
Pro forma net income (loss) allocable to
 common stock                             $14,011       $ 8,823     $(4,644)
Weighted average common shares issued      14,367        11,968       6,478
Incremental shares from assumed
 conversions:
   Stock options                              426          389
                                          -------       ------      ------
Total dilutive average
common shares issued                       14,793       12,357       6,478
                                          -------       ------      ------
Diluted earnings (loss) per
 common share                             $  1.05       $ 0.76      $(0.61)
                                          =======       =======     =======
Pro forma diluted earnings (loss)
per common share                          $  0.95       $ 0.71      $(0.72)
                                        =========    =========      ======

Due to the Company's net loss allocable to common stock in 1996, diluted loss per share is the same as basic. In 1996, dilutive securities not included in the calculation consisted of stock options and warrants convertible into 1,028,178 shares of common stock. Weighted average shares outstanding related thereto would have been 6,733,000.

New Accounting Pronouncements
In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 131, Disclosure about Segments of an Enterprise and Related Information. FAS No. 131 revises the current requirements for reporting business segments by redefining such segments according to management's disaggregation of the business for purposes of making operating decisions and allocating internal resources. The Company adopted FAS No. 131 in 1998. The adoption of FAS No. 131 did not affect results of operations, financial position, or the disclosure of segment information as the Company has one reportable segment, retail sales.

In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1, which is effective for transactions in fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use. The Company will adopt SOP 98-1 for the 1999 fiscal year, but does not expect such adoption to have a material effect on its reported financial results.

In April 1998, the AICPA issued SOP 98-5, Accounting for the Costs of Start-Up Activities. SOP 98-5 requires that pre-opening costs be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, and the initial application should be reported as a cumulative effect of a change in accounting principle. The Company will adopt SOP 98-5 in fiscal 1999 and will record approximately $284,000 as a cumulative effect of a change in accounting principle, net of taxes, during the first quarter of fiscal 1999.

In June 1998, the FASB issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. FAS No. 133, which is effective for fiscal years beginning after June 15, 1999, requires all derivatives to be recognized in the balance sheet as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of FAS No. 133. The Company will adopt FAS No. 133 for the 2000 fiscal year, but does not expect such adoption to materially affect financial statement presentations.

2. Business Combinations

1999
On September 27, 1999, the Company issued approximately 1.4 million shares of common stock in exchange for all of the outstanding stock of Henry's in a transaction accounted for as a pooling of interests. Accordingly, the financial position, results of operations and cash flows of Henry's have been combined with those of the Company in these supplemental combined financial statements. Certain reclassifications have been made to the prior financial statements of Henry's to conform with the Company financial presentation and policies. There were no intercompany transactions between the Company and Henry's for all periods presented.

Results of Pooled Company Prior to Merger

Separate results of operations for the Company and Henry's operations for the periods prior to the merger are as follows (in thousands):

                                        Jan. 2,     Dec. 27,      Dec. 28,
Fiscal Year Ended                        1999         1997         1996
- ------------------                     --------     --------     --------
Sales:
Wild Oats                              $398,857     $311,077     $192,493
Henry's                                  81,026       72,776       61,113
                                       --------     --------     --------
Combined                               $479,883     $383,853     $253,606
                                       ========     =========    ========

Net Income:
Wild Oats                              $ 11,648     $  7,036     $ (4,483)
Henry's                                   3,859        2,411        2,931
                                       --------     --------     --------
Combined                               $ 15,507     $  9,447     $ (1,552)
                                       --------     --------     --------

Other Changes in Stockholders' Equity:
Wild Oats                              $  4,173     $ 50,304     $ 86,475
Henry's                                  (3,565)      (1,653)        (428)
                                       ---------    --------     --------
Combined                               $    608     $ 48,651     $ 86,047
                                       --------     --------     --------

1998
In January, May, June and December 1998, in four separate transactions, the Company acquired the assets and assumed certain liabilities of five operating natural foods supermarkets in Nashville, Tennessee, New York, New York, Santa Barbara, California, Victoria, British Columbia, Canada, and Boulder, Colorado.

The purchase price for these acquisitions aggregated $10.6 million in cash and a note payable of $3.1 million that was repaid in full on January 5, 1999 (see
Note 5). The acquisitions were accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired of $12.0 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

The fair values of the acquired assets and liabilities of these acquisitions are as follows (in thousands):

Current assets ($127 of cash)                             $1,304
Equipment                                                  1,397
Other assets                                                  25
Liabilities                                               (1,022)
Goodwill                                                  12,014
                                                        --------
                                                         $13,718

Also during 1998, the Company issued 133,363 shares of the Company's common stock in exchange for all of the common stock of two companies operating natural foods grocery stores in Columbus, Ohio and Little Rock, Arkansas. These acquisitions were accounted for as poolings of interests, and accordingly, the Company's consolidated financial statements for 1998 include the operations of the stores for the entire year, adjusted to conform with the Company's accounting policies and presentation. The Company's financial statements prior to 1998 were not restated to include the results of these pooling transactions as the effect is immaterial. Non-recurring, acquisition-related expenses of $393,000 were recorded in conjunction with the poolings.

1997
In February, March and June 1997, in four separate transactions, the Company acquired the assets and assumed certain liabilities of nine operating natural foods supermarkets: two in south Florida, two in Eugene, Oregon, two in Memphis, Tennessee, and three in Phoenix and Scottsdale, Arizona. The purchase price for these acquisitions aggregated $15.0 million and consisted of $14.0 million in cash and 91,793 shares of the Company's common stock valued at approximately $979,000. The acquisitions were accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired of $10.3 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

The fair values of the acquired assets and liabilities of these acquisitions are as follows (in thousands):

Current assets ($27 of cash)                             $3,304
Equipment                                                  3,782
Other assets                                                  23
Liabilities                                               (2,460)
Goodwill                                                  10,338
                                                        --------
                                                         $14,987
1996
In July 1996, the Company acquired all of the outstanding common and preferred stock of Alfalfa's, Inc. for $39.1 million, consisting of $16.2 million of cash, issuance of 1,175,132 shares of common stock and options to acquire 186,152 shares of common stock valued at $14.2 million, issuance of 612,504 shares of redeemable convertible Series D preferred stock valued at $7.7 million and $1.0 million of acquisition-related costs. The acquisition was accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired of $27.8 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

In May 1996, the Company acquired substantially all of the combined assets of three related natural foods retail stores in Salt Lake City, Utah, in exchange for total consideration of $2.2 million consisting of $500,000 in cash and $1.7 million in promissory notes. The acquisition was accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired of $2.1 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

The fair values of the acquired assets and liabilities of these acquisitions are as follows (in thousands):

Current assets ($3,591 of cash)                           $8,507
Equipment                                                 12,030
Other assets                                                 523
Liabilities                                              (9,738)
Goodwill                                                  29,899
                                                        --------
                                                         $41,221

The following unaudited pro forma combined results of operations of the Company and the acquired businesses discussed above have been prepared as if the transactions occurred as of the beginning of the respective periods (after giving effect to the pro forma tax adjustment -- see Notes 2 and 16)(in thousands):

                                     Jan. 2,     Dec. 27,     Dec. 28,
Fiscal Year Ended                     1999         1997         1996
- -----------------                   --------     ---------    ------
Sales                               $497,717      $403,319     $303,431
Pro forma net income (loss)           14,369         9,341       (1,442)
Pro forma net income (loss)
   allocable to common stock          14,369         9,341       (3,838)
Pro forma basic earnings (loss)
   per share                           $1.00         $0.78      $ (0.59)
Pro forma diluted earnings (loss)
   per share                           $0.97         $0.76      $ (0.59)


The unaudited pro forma results above are not necessarily representative of the actual results that would have occurred or may occur in the future, if the transactions had been in effect on the dates indicated. The pre-merger historical results of the acquired businesses discussed above are not reflected in the Company's historical financial statements.


3. Property and Equipment

Property and equipment consist of the following (in thousands):

                                     Jan. 2,            Dec. 27,
Fiscal Year Ended                      1999                1997
- -----------------                    --------           --------
Machinery and equipment              $65,140            $ 44,208
Leasehold improvements                43,986              23,358
Land and building                     10,992                 685
Construction in progress              17,609              14,983
                                     --------           --------
                                     137,727              83,234
Less accumulated depreciation
and amortization                     (33,737)            (19,943)
                                     --------            --------
                                     $103,990            $ 63,291
                                     ========            ========


The amounts shown above include $310,000 of machinery and equipment which are accounted for as capitalized leases and which have accumulated amortization of $258,000 at December 27, 1997. There were no fixed assets accounted for as capitalized leases as of January 2, 1999.


4. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

                                     Jan. 2,            Dec. 27,
Fiscal Year Ended                      1999                1997
- -----------------                    --------           -------
Accrued wages and employee costs      $8,264              $6,934
Accrued sales and property taxes       2,567               2,030
Deferred charges and other accruals    2,739               4,054
                                     --------           --------
                                     $13,570             $13,018
                                     ========           ========

5. Notes Payable and Long-Term Debt

Long-term debt outstanding consists of the following (in thousands):
                                                         Jan. 2,     Dec. 27,
                                                          1999         1997
                                                         -------     --------
Notes payable to corporations and individuals:

Due January 5, 1999, bearing no interest,
 secured by inventory and fixed assets                   $3,150

Due in monthly installments of $4,635
 (including interest) through April 2017,
 bearing interest at 10%, secured by
 fixed assets, penalty for early repayment                             $  475

Notes payable to bank and lending institutions
 payable in monthly installments ranging from
 $632 to $10,992, including interest ranging from
 8.0% to 14.55% per annum at January 2, 1999,
 due dates ranging from June 1, 1998 through
 January 29, 2003, secured by equipment                   3,668         4,456

Unsecured notes payable in monthly installments
 ranging from $3,805 to $14,311, including interest
 ranging from 6.0% to 14.75% per annum at January 2,
 1999, due dates ranging from December 18,1999
 through July 18, 2001                                      311           524

Note payable to a related party, unsecured,
 interest of 10.0% at January 2, 1999, payable
 in monthly installments of $1,366, including
 interest through October 1, 2005                            80            87
                                                         ------        ------
                                                          7,209         5,542
Less current portion                                     (4,534)        1,385
                                                         ------        ------
                                                         $2,675        $4,157
                                                         ======        ======


The maturities of long-term debt are as follows:

Fiscal year ending
   1999                                                  $4,534
   2000                                                   1,457
   2001                                                     859
   2002                                                     245
   2003                                                      95
Thereafter                                                   19
                                                         ------
Total                                                    $7,209
                                                         ======

In 1998, the Company, through Henry's, entered into a financing agreement with a commercial bank that permits Henry's to borrow through 2003 up to $200,000 at an interest rate of 9.5%. As of January 2, 1999, there were no borrowings outstanding under this facility.

The Company has a $40.0 million revolving line of credit. The facility has a seven-year term and bears interest, at the Company's option, at the prime rate or LIBOR plus 1.25%. The line of credit agreement includes certain financial and other covenants, as well as restrictions on payments of dividends. As of January 2, 1999, there were no borrowings outstanding under this facility. In March 1999, the Company increased its revolving line of credit to an $80.0 million commitment with a three-year term and bearing interest at the Company's option, at the prime rate or LIBOR plus 0.65%.

6. Income Taxes

Income (loss) before income taxes consists of the following (in thousands):

                                 Jan. 2,     Dec. 27,     Dec. 28,
Fiscal Year Ended                  1999         1997         1996
- -----------------               ---------    ---------     ------
Domestic                         $22,506      $14,002     $(1,777)
Foreign                              794          902           69
                                ---------    ---------     -------
                                 $23,300      $14,904      $(1,708)
                                =========    =========     ========

Income tax expense (benefit) consists of the following (in thousands):

                                 Jan. 2,     Dec. 27,     Dec. 28,
Fiscal Year Ended                  1999         1997         1996
- -----------------               ---------    ---------     ------
Current:  Federal                 $5,685       $3,009       $ 526
         State and foreign         1,702          711         181
                                ---------    --------      -------
                                   7,387        3,720         707
                                ---------    ---------     -------
Deferred:  Federal                   430        1,728        (705)
          State and foreign          (24)           9        (158)
                                ---------    ---------     -------
                                     406        1,737        (863)
                                ---------    ---------     -------
                                  $7,793       $5,457       $(156)
                                =========    =========     =======

The differences between the U.S. federal statutory income tax rate and the Company's effective tax rate are as follows:

                                     Jan. 2,      Dec. 27,     Dec. 28,
Fiscal Year Ended                       1999         1997          1996
- -----------------                     -------      --------     -------
Statutory tax rate                     35.0%         34.0%        (34.0%)
State income taxes, net of federal
   income tax benefit                   4.6           4.6          (3.8)
Tax effect of non-deductible goodwill   1.8           6.7          14.3
Untaxed earnings (Note 16)             (6.6)         (4.4)          8.8
Other, net                             (1.4)         (4.3)          5.6
                                      -------      --------     -------
Effective tax rate                     33.4%         36.6%         (9.1%)
                                      =======      ========     =========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):
                                                Jan. 2,  Dec. 27,
Fiscal Year Ended                                1999      1997
- -----------------                              -------  -------
Deferred tax assets
   Inventory related                             $237       $326
   Vacation accrual                               724        574
   Other accruals                                 352        502
   Other                                            3        408
                                               -------  --------
   Total deferred tax assets                    1,316      1,810
                                               -------  --------
Deferred tax liabilities
   Property related                            (2,462)    (2,550)
                                               -------  ---------
   Total deferred tax liabilities              (2,462)    (2,550)
                                               -------  ---------
Net deferred tax liability                     $(1,146)    $(740)
                                               =======  =========

During 1997, the Company fully utilized U.S. net operating loss carryforwards of approximately $1.9 million. Additionally, during 1997, the Company utilized state net operating loss carryforwards of approximately $4.1 million and, as of December 27, 1997, had state net operating loss carryforwards of approximately $137,000.

These state net operating loss carryforwards were fully utilized during 1998.

7. Redeemable Convertible Preferred Stock

Upon the closing of the Company's initial public offering on October 22, 1996, the Company's Series A, B, C, D and E redeemable convertible preferred stock shares were converted into an aggregate of 3,484,213 shares of the Company's common stock.

8. Capital Stock

The Company declared a 3:2 stock split for all stockholders of record as of December 22, 1997, effective January 7, 1998. All shares and per-share prices presented herein have been retroactively restated to reflect the stock split.

In December 1997, the Company completed a public offering of its common stock. The proceeds from the sale of 2,083,542 shares of common stock at $22.48 per share were approximately $46.5 million, net of the underwriting discount of $2.5 million and stock offering costs of $300,000.

The Company completed an initial public offering of its common stock on October 22, 1996. The proceeds from the sale of 2,100,000 shares of common stock at $16.67 per share were approximately $31.4 million, net of the underwriting discount of $2.5 million and stock offering costs of $1.1 million.

9. Stock Plans, Options and Warrants

Employee Stock Purchase Plan
In August 1996, the Company's board of directors approved and adopted the Employee Stock Purchase Plan ("Purchase Plan") covering an aggregate of 191,538 shares of common stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the board of directors may authorize participation by eligible employees, including officers, in periodic offerings. The offering period for any offering will be no more than 27 months. The board authorized an offering commencing on the initial public offering date of October 22, 1996 and ending June 30, 1997, and sequential six-month offerings thereafter.

Employees are eligible to participate in the currently authorized offerings if they have been employed by the Company or an affiliate of the Company incorporated in the United States for at least six months preceding October 22, 1996. Employees can have up to 15% of their earnings withheld pursuant to the Purchase Plan (10% under the currently authorized offerings) and applied on specified purchase dates (currently the last day of each authorized offering) to the purchase of shares of common stock. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering or the relevant purchase date. As of January 2, 1999, there were approximately $43,000 of payroll deductions to be applied to purchase stock on June 30, 1999; as of December 27, 1997, there were approximately $126,000 of payroll deductions which purchased 8,607 shares of common stock on December 31, 1997.

Employee Stock Ownership Plan
In conjunction with the acquisition of Alfalfa's in July 1996, the Company assumed an employee stock ownership plan ("ESOP") for Alfalfa's employees who were participants at the time of the acquisition. Following the acquisition, the Company discontinued contributions to the ESOP. In January 1998, the Company received a favorable determination letter from the Internal Revenue Service, authorizing termination of the ESOP and distribution of the ESOP shares. The 75,078 shares of the Company's common stock held in trust as of December 27, 1997, were distributed to the ESOP participants, pursuant to the terms of the ESOP, in February 1998.

1996 Equity Incentive Plan
The Company's 1996 Equity Incentive Plan (the "Incentive Plan") was adopted by the board of directors in August 1996 as an amendment and restatement of the Company's 1993 Stock Option Plan (the "1993 Plan"). The board designated all shares formerly available for issuance under the 1993 Plan and the 1991 Option Plan (the "1991 Plan") of Alfalfa's following the July 1996 acquisition of Alfalfa's to be available for issuance under the Incentive Plan. The board also amended the 1993 Plan and the 1991 Plan to transfer to the Incentive Plan any shares of common stock that are subject to an option which expires or otherwise terminates prior to exercise. At plan adoption, 1,235,147 shares of common stock were reserved for issuance under the Incentive Plan. In May 1998, an additional 825,000 shares of common stock were reserved for issuance under the Incentive Plan, pursuant to stockholder vote and approval.

The Incentive Plan provides for the grant of incentive stock options to employees (including officers and employee-directors) and nonqualified stock options, restricted stock purchase awards and stock bonuses to employees and directors. The exercise price of options granted under the Incentive Plan is determined by the board of directors, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the grant date and the exercise price for a nonqualified stock option cannot be less than 85% of the fair market value of the common stock on the grant date. Outstanding options generally vest ratably over a period of five years and generally expire ten years from the grant date.

Warrants
A five-year warrant to purchase 5,269 shares of the Company's common stock at an exercise price of $14.21 per share was outstanding at January 2, 1999. The warrant expires on November 14, 1999.

Fair Values
The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock plans. Accordingly, no compensation expense has been recognized for these plans. Had compensation cost for these plans been determined based on the fair value at the grant dates as prescribed by FAS No. 123, Accounting for Stock-Based Compensation, the Company's net income (loss) allocable to common stock and basic and diluted earnings (loss) per share would have been reduced to the pro forma amounts indicated below (after giving effect to the pro forma tax adjustment -- see Notes 2 and 16):

                                    1998        1997       1996
                                 --------      ------   -------
Pro forma net income (loss)
 allocable to common stock
   As reported                    $14,011      $8,823   $(4,644)
   Pro forma                      $12,219      $7,837   $(5,239)

Pro forma basic earnings (loss)
 per share
   As reported                      $0.98       $0.74    $(0.72)
   Pro forma                        $0.85       $0.65    $(0.81)
Pro forma diluted earnings (loss)
 per share
   As reported                      $0.95       $0.71    $(0.72)
   Pro forma                        $0.83       $0.63    $(0.81)

The fair value of the employees' purchase rights was estimated using the Black-Scholes model with the following weighted-average assumptions:

                                               1998         1997         1996
                                            ---------    ---------     ------
Estimated dividends                            None         None         None
Expected volatility                             46%          51%          51%
Risk-free interest rate                        4.5%         5.5%         5.6%
Expected life (years)                           0.5          0.5          0.7
Weighted-average fair value per share          $6.99        $5.53        $4.92

The fair value of each option grant under the Incentive Plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                       1998           1997           1996
                                   -----------     -----------    -------
Estimated dividends                    None           None           None
Expected volatility                      46%           49%             51%
Risk-free interest rate              4.5%-4.7%        5.8%         5.6%-7.1%
Expected life (years)                    7              7              7

A summary of the status of the Company's Incentive Plan as of the 1998, 1997 and 1996 fiscal year ends and changes during the years ending on those dates is presented below:

                                            Weighted
                           Number            Average
                             of             Exercise
                           Shares             Price
Outstanding as of
   December 30, 1995      470,539             $7.97
Granted                   704,029            $10.07
Forfeited                 (64,311)            $9.79
Exercised                 (76,380)            $3.90
                         -----------
Outstanding as of
   December 28, 1996     1,033,877            $9.42
Granted                   295,479            $16.36
Forfeited                (150,934)           $10.68
Exercised                (243,577)            $7.06
                         -----------
Outstanding as of
   December 27, 1997      934,845            $11.93
Granted                   231,074            $26.86
Forfeited                 (67,697)           $16.66
Exercised                (151,986)            $9.04
                         -----------
Outstanding as of
   January 2, 1999        946,236            $15.73
                         ===========

At January 2, 1999, options exercisable for 954,995 shares were available for future grant under the Incentive Plan. At December 27, 1997 and December 28, 1996, options exercisable for 350,242 and 411,269 shares with weighted average exercise prices of $10.82 and $7.38, respectively, were exercisable. The weighted-average grant-date per-share fair values of options granted during 1998, 1997 and 1996 were $26.23, $16.36 and $11.27, respectively.

The following table summarizes information about incentive and nonqualified stock options outstanding and exercisable at January 2, 1999:

                       Options Outstanding                                      Options Exercisable
                                                      Weighted-
Range of             Number          Remaining         Average
Exercise           Outstanding     Contractual        Exercise               Number        Weighted Average
Prices                                 Life             Price              Exercisable      Exercise Price
- -------------      ----------       ------------     ---------             -----------      --------------
$2.65-6.58            75,897          4.9 years        $5.24                 75,314                $5.23
$7.81-12.67          509,254          7.3             $11.12                263,780               $11.09
$16.67-22.67          95,311          8.6             $18.80                 38,632               $18.53
$24.00-26.33         179,149          9.3             $24.70                 18,562               $24.04
$26.50-36.00          86,625          9.5             $30.11                  2,235               $28.94
                   ----------                                             -----------
                     946,236          7.8             $15.73                398,523               $11.41
                   ==========                                             ===========


10. Litigation

Alfalfa's Canada, Inc., a Canadian subsidiary of the Company, is a defendant in a suit brought in the Supreme Court of British Columbia, by one of its distributors, Waysafer Wholefoods Limited and one of its principals, seeking monetary damages for breach of contract and injunctive relief to enforce a buying agreement for the three Canadian stores entered into by a predecessor of Alfalfa's Canada. Under the buying agreement, the stores must buy products carried by the plaintiff if such are offered at the current advertised price of its competitors. The suit was filed in September 1996. In June 1998, the Company filed a Motion for Dismissal on the grounds that the contract in dispute constituted a restraint of trade. The Motion was subsequently denied. The Company does not believe its potential exposure in connection with the suit to be material. The Company cannot estimate the amount of damages, if any, at this time.

The Company also is named as defendant in various actions and proceedings arising in the normal course of business. In all of these cases, the Company is denying the allegations and is vigorously defending against them and, in some cases, has filed counterclaims. Although the eventual outcome of the various lawsuits cannot be predicted, it is management's opinion that these lawsuits will not result in liabilities that would materially affect the Company's financial position or results of operations.


11. Commitments

The Company has numerous operating leases related to facilities occupied and store equipment. These leases generally contain renewal provisions at the option of the Company. Total rental expense (consisting of minimum rent and contingent rent) under these leases was $16.1 million, $12.8 million and $9.0 million during 1998, 1997 and 1996, respectively.

Future minimum lease payments under noncancelable operating leases as of January 2, 1999 are summarized as follows (in thousands):

Fiscal year ending
   1999                                                  $20,271
   2000                                                   22,485
   2001                                                   21,625
   2002                                                   21,359
   2003                                                   20,875
Thereafter                                               168,672
                                                        --------
Total minimum lease payments                            $275,287
                                                        ========

Minimum rentals for operating leases do not include contingent rentals which may become due under certain lease terms which provide that rentals may be increased based on a percentage of sales. During 1998, 1997 and 1996, the Company paid contingent rentals of $766,000, $570,000 and $424,000, respectively.


12. Non-Recurring Expenses

During 1998, a $393,000 non-recurring charge was recorded in conjunction with two pooling-of-interests transactions (see Note 2). The non-recurring charge consisted of $201,000 of employee severance costs, $162,000 of inventory and fixed asset write-downs, and $30,000 of lease cancellation costs. As of January 2, 1999, the remaining accrued liabilities related to the non-recurring charge totaled $22,000.

During 1996, the Company's Board of Directors made the following decisions related to the Company's operations, which resulted in an approximate $7.0 million non-recurring charge being recorded. Specifically, as a direct result of the July 1996 acquisition of Alfalfa's, the Company incurred $2.0 million by:
(1) closing the Wild Oats Lawrence, Kansas store as well as a regional bakery and kitchen; (2) moving out of its existing corporate headquarters and relocating to Alfalfa's; and (3) consolidating certain information systems, thereby abandoning certain Wild Oats hardware and software. In addition, after operating the combined businesses, management closed the Alfalfa's Seattle, Washington store and a restaurant in a Capers, Vancouver, British Columbia store which, at the time of the acquisition, it had planned to retain. These closures resulted in the remaining $5.0 million of the charge. Components of the non-recurring charge consist primarily of lease cancellation costs ($1.0 million), employee severance and relocation costs ($300,000) and losses on disposal or abandonment of certain assets ($5.7 million).

Cash paid for employee severance, relocation and lease cancellation costs related to the non-recurring charge totaled approximately $900,000 in 1997. During 1997, management adjusted certain accruals related to the non-recurring charge, including a $500,000 reduction following the settlement of a property-related obligation. At December 27, 1997, there were no remaining accrued liabilities related to the non-recurring charge.


13. Benefit Plans

The Company maintains a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($10,000 in 1998) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides for additional matching contributions to the 401(k) Plan by the Company in an amount determined by the Company prior to the end of each plan year. Total Company contributions during 1998, 1997 and 1996 were approximately $408,000, $256,000 and $95,000, respectively. The trustees of the 401(k) Plan, at the direction of each participant, invest the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intend to qualify under Section 401 of the Internal Revenue Code.

The Company, through Henry's, also sponsored a 401(k) plan covering Henry's employees with at least 12 months of service. Contributions are discretionary. Henry's contributed $106,000 and $72,000 to this 401(k) plan for fiscal 1998 and 1997, respectively. Henry's had no 401(k) plan prior to fiscal 1997.

14. Stockholder Rights Plan


The Company has adopted a stockholder rights plan having both "flip-in" and "flip-over" provisions. Stockholders of record as of May 22, 1998 received the right ("Right") to purchase a fractional share of preferred stock at a purchase price of $145 for each share of common stock held. In addition, until the Rights become exercisable as described below and in certain limited circumstances thereafter, the Company will issue one Right for each share of common stock issued after May 22, 1998. For the "flip-in provision," the Rights would become exercisable only if a person or group acquires beneficial ownership of 15% (the "Threshold Percentage") or more of the outstanding common stock. Holdings of certain existing affiliates of the Company are excluded from the Threshold Percentage. In that event, all holders of Rights other than the person or group who acquired the Threshold Percentage would be entitled to purchase shares of common stock at a substantial discount to the then-current market price. This right to purchase common stock at a discount would be triggered as of a specified number of days following the passing of the Threshold Percentage. For the "flip-over" provision, if the Company was acquired in a merger or other business combination or transaction, the holders of such Rights would be entitled to purchase shares of the acquirer's common stock at a substantial discount.

15. Related Party Transaction

Elizabeth C. Cook and Michael C. Gilliland, executive officers and directors of the Company, are trustees of Wild Oats Community Foundation ("Foundation"), a non-profit organization. In 1998, the Foundation opened Wild Oats Wellness Centers in Boulder, Colorado and Albuquerque, New Mexico in space subleased from the Company. The Foundation pays to the Company the same rent as paid by the Company for the space. There are no material transactions between the Company and the Foundation.

Additionally, the Company had outstanding notes payable to directors and stockholders of Henry's totaling approximately $80,000 and $477,000 at January 2, 1999 and December 27, 1997, respectively (see Note 5).

16. Pro Forma Net Income (Loss)

The pro forma net income (loss) and pro forma net income (loss) per share reflects the tax adjustment for the fiscal 1999 merger with Henry's in a pooling of interests transaction (see Note 2), which included entities that were previously not taxable, as if Henry's had filed C Corporation tax returns for all periods presented. The effect is as follows:


                                      Fiscal    Fiscal     Fiscal
(In thousands)                          1998      1997       1996
- -----------------------------------------------------------------
Net income (loss) before pro forma
   adjustments, per the supplemental
   combined statements of operations $15,507    $9,447   $(1,552)
Pro forma provision
   for income taxes                    1,496       624        696
- -----------------------------------------------------------------
Pro forma net income (loss)          $14,011    $8,823   $(2,248)
- -----------------------------------------------------------------

17. Subsequent Events (Unaudited)

On February 1, 1999, the Company acquired the operations of three existing natural foods supermarkets in Tucson, Arizona. The purchase price for this acquisition aggregated $18.4 million in cash. The acquisition was accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired of $16.8 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

WILD OATS MARKETS, INC.
SUPPLEMENTAL COMBINED STATEMENT OF OPERATIONS
 (In thousands)

 For the Six-Month Period Ended                                                   July 3,          June 27,
                                                                                   1999              1998
- -------------------------------------------------------------------------------------------------------------------
                                                                                (Unaudited)       (Unaudited)

Sales                                                                            $305,334          $230,308
Cost of goods sold and occupancy costs                                            212,168           159,999
                                                                                 --------          --------
Gross profit                                                                       93,166            70,309
Operating expenses:
     Direct store expenses                                                         64,601            48,291
     Selling, general and administrative expenses                                  12,193             9,971
     Pre-opening expenses                                                           1,600               981
     Non-recurring expenses                                                        10,894               393
                                                                                 --------          --------
         Income from operations                                                     3,878            10,673
Interest expense (income)                                                             832              (259)
                                                                                 --------          --------
          Income before income taxes                                                3,046            10,932
Income tax expense                                                                    298             3,448
                                                                                 --------          --------
Net income before cumulative effect of change in accounting principle               2,748             7,484
Cumulative effect of change in accounting principle, net of taxes                     281
                                                                                 -------           --------
Net income                                                                       $  2,467          $  7,484
                                                                                 ========          ========

Other comprehensive income:
   Foreign currency translation adjustment, net                                       424                30
                                                                                 --------          --------
Comprehensive income                                                             $  2,891          $  7,514
                                                                                 ========          ========

Pro forma net income (Note 4)                                                    $  1,539          $  6,641
                                                                                 ========          ========

Basic Net Income (Loss) per common share:
   Continuing Operations                                                         $   0.19          $   0.52
   Cumulative effect of change in
      accounting principle                                                          (0.02)                -
                                                                                 --------          --------
   Net Income                                                                    $   0.17          $   0.52
                                                                                 --------          --------

Diluted Net Income (Loss) per common share:
   Continuing Operations                                                         $   0.18          $   0.50
   Cumulative effect of change in
      accounting principle                                                          (0.02)                -
                                                                                 --------          --------
   Net Income                                                                    $   0.16          $   0.50
                                                                                 --------          --------

Pro Forma Basic Net Income (Loss) per common share:
   Continuing Operations                                                         $   0.13          $   0.46
   Cumulative effect of change in
      accounting principle                                                          (0.02)                -
                                                                                 --------          --------
   Net Income                                                                    $   0.11          $   0.46
                                                                                 --------          --------
Pro Forma Diluted Net Income (Loss) per common share:
   Continuing Operations                                                         $   0.12          $   0.45
   Cumulative effect of change in
      accounting principle                                                          (0.02)                -
                                                                                 --------          --------
   Net Income                                                                    $   0.10          $   0.45
                                                                                 --------          --------
Weighted average common shares outstanding:
   Basic                                                                           14,538            14,354
   Assuming dilution                                                               14,909            14,840


The accompanying notes are an integral part of these supplemental combined financial statements (unaudited).


 WILD OATS MARKETS, INC.
 SUPPLEMENTAL COMBINED BALANCE SHEET
 (In thousands, except share amounts)

                                                                                                        July 3,
                                                                                                         1999
- -------------------------------------------------------------------------------------------------------------------
                                                                                                      (Unaudited)
ASSETS
Current assets:
     Cash and cash equivalents                                                                         $ 14,844
Inventories, net                                                                                         41,410
Accounts receivable (net of allowance for doubtful accounts of $211)                                      2,404
Prepaid expenses and other current assets                                                                 1,906
Deferred income taxes                                                                                     3,663
                                                                                                       --------
     Total current assets                                                                                64,227
Property and equipment, net                                                                             145,321
Intangible assets, net                                                                                  109,535
Deposits and other assets                                                                                 1,661
                                                                                                       --------
                                                                                                       $320,744
                                                                                                       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                                                        $41,594
Accrued liabilities                                                                                      21,587
Notes payable                                                                                             3,400
Current portion of long-term debt                                                                         1,972
                                                                                                       --------
Total current liabilities                                                                                68,553
Long-term debt                                                                                           88,326
Obligations in capital leases                                                                             1,031
Deferred income taxes                                                                                     2,021
Other long-term obligations                                                                               2,957
                                                                                                       --------
                                                                                                        162,888
Stockholders' equity:
     Preferred stock; $0.001 par value; 5,000,000
      shares authorized; no shares
      issued and outstanding
     Common stock; $0.001 par value; 20,000,000
      shares authorized; 14,666,695
      issued and outstanding                                                                                 14
     Additional paid-in capital                                                                         145,794
     Retained earnings                                                                                   11,735
     Accumulated other comprehensive income                                                                 313
                                                                                                       --------
                                                                                                        157,856
                                                                                                       --------
          Total stockholders' equity                                                                   $320,744
                                                                                                       ========


The accompanying notes are an integral part of these supplemental combined financial statements (unaudited).


WILD OATS MARKETS, INC.
SUPPLEMENTAL COMBINED STATEMENT OF CASH FLOWS
(In thousands)

 For the Six-Month Period Ended                                         July 3,              June 27,
                                                                         1999                  1998
- -------------------------------------------------------------------------------------------------------------------
                                                                      (Unaudited)           (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                              $  2,467               $ 7,484
Adjustments to reconcile net income to
     net cash provided by operating activities:
     Depreciation and amortization                                         9,292                 6,778
     Loss (gain) on disposal of property and equipment                        14                  (106)
     Non-recurring expenses                                               10,794
     Deferred tax provision (benefit)                                     (1,462)                  426
     Change in assets and liabilities:
     Inventories                                                          (4,147)               (1,296)
     Receivables and other assets                                            365                  (998)
     Accounts payable                                                      9,633                    32
     Accrued liabilities                                                   2,330                 1,554
                                                                        --------               -------
     Net cash provided by operating activities                            29,286                13,874
                                                                        --------               -------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                     (32,200)              (27,334)
Payment for purchase of acquired entities, net of cash acquired          (64,995)               (9,585)
                                                                        --------               -------
     Net cash used by investing activities                               (97,195)              (36,919)
                                                                        --------               -------
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under line-of-credit agreement                             75,500
Payments on notes payable and long-term debt                              (3,866)               (1,380)
Distribution to stockholders                                              (1,880)               (1,795)
Proceeds from notes payable and long-term borrowing                          423
Proceeds from issuance of common stock, net                                1,255                 1,128
Bank overdraft                                                              (241)                 (677)
                                                                        --------               -------
     Net cash provided (used) by financing activities                     71,191                (2,724)
                                                                        --------               -------
Effect of exchange rate on cash                                              214                    30
                                                                        --------               -------
Net increase in cash and cash equivalents                                  3,496               (25,739)
Cash and cash equivalents at beginning of year                            11,348                46,784
                                                                        --------               -------
Cash and cash equivalents at end of period                              $ 14,844               $21,045
                                                                        ========               =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest                                              $   814               $   253
                                                                        ========               =======
     Cash paid for income tax                                            $ 1,280               $ 2,595
                                                                        ========               =======

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
     Non-cash adjustment to purchase price for Nature's acquisition      $ 2,090
                                                                        ========
     Short-term note receivable for sale of property                                           $   365
                                                                                               =======


The accompanying notes are an integral part of these supplemental combined financial statements (unaudited).

WILD OATS MARKETS, INC.
NOTES TO THE SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1.  Accounting Policies

The supplemental combined balance sheet as of July 3, 1999, and the supplemental combined statement of operations, the supplemental combined statement of changes in stockholders' equity, and the supplemental combined statement of cash flows for the six-month periods ended July 3, 1999 and June 27, 1998, have been prepared without an audit. In the opinion of management, all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation thereof, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these supplemental combined financial statements be read in conjunction with the supplemental combined financial statements and notes thereto as of January 2, 1999 and for the three fiscal years then ended included in this Form 8-K. The results of operations for interim periods presented are not necessarily indicative of the operating results for the full year.

As more fully described in Note 3, on September 27, 1999, Henry's Marketplace, Inc. ("Henry's") was merged with and into the Company in a transaction accounted for as a pooling of interests. The accompanying unaudited supplemental combined financial statements have been restated to include the accounts of Henry's for all periods presented.


2.  New Accounting Pronouncements

In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1, which is effective for transactions in fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use. The Company adopted SOP 98-1 in fiscal 1999 with no material effect on its reported financial results.

In April 1998, the AICPA issued SOP 98-5, Accounting for the Costs of Start-Up Activities. SOP 98-5 provides guidance on how entities should account for pre-opening costs, pre-operating costs, organization costs and start-up costs. SOP 98-5 requires that the costs of start-up activities be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, and the initial application should be reported as a cumulative effect of a change in accounting principle. The Company adopted SOP 98-5 in fiscal 1999 and recorded approximately $281,000 as a cumulative effect of a change in accounting principle, net of taxes, during the first quarter of 1999. The impact on basic and diluted earnings per share of this adoption was $(0.02) for the six months ended July 3, 1999. The Company expects SOP 98-5 to have no material effect on its ongoing results of operations.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. FAS No. 133, as amended is effective for fiscal years beginning after June 15, 2000, and requires all derivatives to be recognized in the balance sheet as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of FAS No. 133. The Company will adopt FAS No. 133 for the 2000 fiscal year, but does not expect such adoption to materially affect its financial statement presentation due to the Company's limited use of such instruments.

3.  Business Combinations

On April 30, 1999, the Company acquired the operations of three existing natural foods supermarkets in Norwalk and Hartford, Connecticut and Melbourne, Florida. The purchase price for this acquisition aggregated $6.5 million in cash. The acquisition was accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired and liabilities assumed of $6.1 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

On May 29, 1999, the Company acquired all of the outstanding stock of Nature's Fresh Northwest, Inc. ("Nature's"), a Delaware corporation that owned seven operating nature foods stores, with one new store and one relocation in development in metropolitan Portland, Oregon. The purchase price for this acquisition aggregated $40.0 million in cash, including the assumption by the Company of a $17.0 million promissory note owed by Nature's to General Nutrition, Incorporated, its parent corporation. The acquisition was accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired and liabilities assumed of $33.5 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

On September 27, 1999, the Company issued approximately 1.4 million shares of its common stock in exchange for all of the outstanding stock of Henry's in a transaction accounted for as a pooling of interests. Accordingly, the financial position, results of operations and cash flows of Henry's have been combined with those of the Company in these supplemental combined financial statements. Certain reclassifications have been made to the prior financial statements of Henry's to conform with the Company financial presentation and policies. There were no intercompany transactions between the Company and Henry's for all periods presented.

Results of Pooled Company Prior to Merger

Separate results of operations for the Company and Henry's operations for the periods prior to the merger are as follows (in thousands):

                                        July 3,     June 27,
For the Six-Month Period Ended           1999         1998
- ------------------------------         ---------    ------
Sales:
  Wild Oats                            $257,846     $190,266
  Henry's                                47,488      40,042
                                       ---------    -------
Combined                               $305,334     $230,308
                                       =========    ========

Net Income:
  Wild Oats                            $     78     $  5,308
  Henry's                                 2,389        2,176
                                       ---------    --------
Combined                               $  2,467     $  7,484
                                       =========    ========

Other Changes in Stockholders' Equity:
  Wild Oats                            $  3,770     $  3,008
  Henry's                                (1,880)      (1,795)
                                       ---------    --------
Combined                               $  1,890     $  1,213
                                       =========    ========

4.    Pro Forma Net Income

The pro forma net income (loss) and pro forma net income (loss) per share reflects the tax adjustment for the fiscal 1999 merger with Henry's in a pooling of interests transaction (see Note 3), which included entities that were previously not taxable, as if Henry's had filed C Corporation tax returns for all periods presented. The effect is as follows:

                                For the Six-Month Period Ended
                                            July 3,      June 27,
(In thousands)                                 1999          1996
- -----------------------------------------------------------------
Net income before pro forma
   adjustments, per the supplemental
   combined statements of operations         $2,467        $7,484
Pro forma provision
   for income taxes                             928           843
- -----------------------------------------------------------------
Pro forma net income                         $1,539        $6,641
- -----------------------------------------------------------------

5.  Pro Forma Earnings Per Share

The Company reports both pro forma basic earnings per share, which is based on the weighted-average number of common shares outstanding, and pro forma diluted earnings per share, which is based on the weighted-average number of common shares outstanding and all dilutive potential common shares outstanding, except where the effect of their inclusion would be antidilutive (i.e., in a loss period) and is calculated using pro forma net income (net income after giving effect to the pro forma tax adjustment) (see Note 4).

6.  Non-Recurring Expenses

During the first quarter of 1999, the Company's management made certain decisions relating to the Company's operations and selected store closures, which resulted in approximately $10.9 million of non-recurring expenses being recorded. These decisions included (1) a change in the Company's strategic direction, resulting in the closure in the second quarter of 1999 of its two "Farm to Market" stores located in Buffalo Grove, Illinois, and Tempe, Arizona ($4.5 million), and (2) a decision by the Company's management to allocate corporate resources to servicing new and existing stores, rather than closed sites ($6.4 million). Components of the non-recurring charge consist primarily of non-cancelable lease obligations through the year 2000 ($1.2 million) and abandonment of fixed and intangible assets ($9.7 million). At July 3, 1999, the remaining accrued liabilities related to the non-recurring charge totaled approximately $785,000.